Exhibit 99

Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter 2013 Earnings
Adjusted EPS of $0.84; GAAP EPS of $0.54

•	While Target’s third quarter U.S. comparable sales increase of 0.9 percent was near the low end of prior guidance, adjusted earnings per share of $0.84 were near the mid-point of the expected range

•	Third quarter GAAP earnings per share of $0.54 were below expectations as a result of higher-than-expected dilution of (29) cents related to the Canadian Segment

•	Target opened 32 stores in the third quarter - 23 in Canada and 9 in the U.S.; the Company remains on track to have 124 Canadian Target stores open by year end

MINNEAPOLIS (November 21, 2013) - Target Corporation (NYSE: TGT) today reported third quarter net earnings of $341 million, or $0.54 per share, which includes EPS dilution related to the Canadian Segment of (29) cents per share. Adjusted earnings per share, a measure the Company believes is useful in providing period-to-period comparisons of the results of its U.S. operations, were $0.84 in third quarter 2013, down 6.0 percent from $0.90 in 2012. A reconciliation of non-GAAP financial measures to GAAP measures is provided in the tables attached to this press release. All earnings per share figures refer to diluted earnings per share.
“Target’s third quarter financial results reflect continued strong execution in our U.S. Segment in an environment where consumer spending remains constrained,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “As our focus shifts to the fourth quarter, we are intently focused on delivering outstanding merchandise, an easy, fun shopping experience and an unbeatable combination of everyday low prices, weekly ad discounts, 5% REDcard Rewards and price match policies throughout the U.S. and Canada. And, in our Canadian Segment, we are also focused on improving performance as we transition from opening to operating our 124 stores.”
- more -

Fiscal 2013 Earnings Guidance
In fourth quarter 2013, the Company expects adjusted EPS of $1.50 to $1.60, Canadian Segment dilution of (22) to (32) cents and (2) cents related to the expected reduction in the beneficial interest asset1. This performance would lead to fourth quarter GAAP EPS in a range centered around $1.26.
For full-year 2013, Target now expects adjusted EPS of $4.59 to $4.69, Canadian Segment dilution of ($0.95) to ($1.05) and a net impact of approximately (12) cents related to:

•	Losses related to the early retirement of debt of (42) cents per share, and;

•	Net accounting gains of approximately 28 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group, and;

•	Non-recurring tax benefits of approximately 2 cents.

This performance would lead to full-year 2013 GAAP EPS in a range centered around $3.52.
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1See the “Accounting Considerations” section of this release for more information related to the beneficial interest asset.
U.S. Segment Results
As a reminder, following the sale of the U.S. credit card portfolio in March 2013, Target’s historical U.S. Retail Segment and U.S. Credit Card Segment results were combined to form a new U.S. Segment. Selling, General and Administrative (SG&A) expenses in the new U.S. Segment include income from the profit-sharing arrangement with TD Bank Group, net of servicing expenses. In prior periods, credit card revenues, net of credit card expenses, from the historical U.S. Credit Card Segment have been classified within U.S. Segment SG&A expenses.2
In addition, beginning with fiscal 2013, Target made changes to certain vendor agreements regarding payments received in support of marketing programs. As a result, these payments are being recorded as a reduction to U.S. Segment cost of sales rather than a reduction to SG&A expenses, creating equivalent year-over-year increases in both gross margin and SG&A expense rates. This change has no effect on U.S. Segment EBITDA and EBIT margin rates.

In third quarter 2013, sales increased 2.0 percent to $16.9 billion from $16.6 billion last year, reflecting a 0.9 percent increase in comparable sales combined with the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $977 million in the third quarter of 2013, a decrease of 11.4 percent from $1,104 million in 2012.
Third quarter EBITDA margin rate was 8.7 percent, compared with 9.8 percent in the revised U.S. Segment and 8.9 percent in the historical U.S. Retail Segment in third quarter 2012. Third quarter EBIT margin rate was 5.8 percent, compared with 6.6 percent in the revised U.S. Segment and 5.8 percent in the historical U.S. Retail Segment in third quarter 2012.
Third quarter gross margin rate decreased to 30.0 percent in 2013 from 30.3 percent in 2012, reflecting category rate pressure from seasonal markdowns combined with the impact of Target’s integrated growth strategies, partially offset by approximately 0.2 percentage-points of benefit from changes to the Company’s vendor agreements. Third quarter SG&A expense rate was 21.2 percent in 2013, compared with 2012 rates of 20.5 percent in the revised U.S. Segment and 21.4 percent in the historical U.S. Retail Segment. Compared with the revised U.S. Segment in third quarter 2012, the increase was driven by a smaller contribution from the credit card portfolio, which raised the SG&A rate by approximately 0.6 percentage points, continued investments in technology and supply chain in support of multichannel initiatives and the change to Target’s vendor agreements. These pressures were partially offset by favorable leverage of compensation expenses and the continued benefit of the Company’s expense optimization efforts.
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2Quarterly and full-year historical information for the three most recently completed years reflecting the impact of the reclassification, and the results for our two segments, U.S. and Canadian, are attached as Exhibit (99) to our current report on Form 8-K filed April 16, 2013.
Canadian Segment Results
In third quarter 2013 the Canadian Segment generated sales of $333 million at a gross margin rate of 14.8 percent, driven by efforts to clear excess inventory. Canadian Segment EBIT for the third quarter was $(238) million, as gross margin of $49 million was offset by $221 million of start-up and operating expenses and $66 million of depreciation and amortization. Canadian operations reduced Target’s GAAP earnings per share by (29) cents in third quarter 20133.
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3This amount includes interest expense and tax expense that are not included in the segment measure of profit. A reconciliation of non-GAAP measures is included in the tables attached to this release.

Interest Expense and Taxes
In third quarter 2013, net interest expense decreased to $165 million from $192 million in 2012, benefiting from debt retirement resulting from the use of proceeds from the sale of the credit card portfolio.
The Company’s effective income tax rate was 36.6 percent in the third quarter, compared with 34.5 percent in third quarter 2012. The increase of 2.1 percentage points was driven by a lower year-over-year benefit associated with the favorable resolution of various income tax matters combined with the net effect of increased losses related to Canadian operations.
Capital Returned to Shareholders
In third quarter 2013, the Company paid dividends of $271 million. Target did not repurchase any shares of its common stock during the quarter, reflecting current performance and the Company’s commitment to maintain its strong investment-grade credit ratings.
Year-to-date, the Company has repurchased approximately 21.9 million shares of its common stock at an average price of $67.41 for a total investment of $1.47 billion, and paid dividends of $734 million.
Accounting Considerations
At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset, which effectively represented a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold. The Company estimates the asset will be reduced over the four-year period following the close of the transaction, with larger reductions in the early years. The beneficial interest asset was reduced by $36 million in the third quarter 2013 and $82 million year-to-date 2013.
The Company’s third quarter 2012 GAAP EPS included a benefit of approximately 15 cents related to the agreement to sell the entire U.S. consumer credit card receivables portfolio to TD Bank Group. The benefit was driven by a change in the accounting treatment of Target’s receivables from “held for investment” to “held for sale” at the time of the announcement.

Miscellaneous
Target Corporation will webcast its third quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on November 23, 2013. The replay number is (855) 859-2056 (passcode: 78421689).
Statements in this release regarding fourth quarter and full year 2013 earnings guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 2, 2013.
In addition to the GAAP results provided in this release, the Company provides adjusted diluted earnings per share for the three- and nine-month periods ended November 2, 2013 and October 27, 2012, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,919 stores - 1,797 in the United States and 122 in Canada - and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 2, 2013	October 27, 2012	Change	November 2, 2013	October 27, 2012	Change
Sales	$17,258	$16,601	4.0%	$51,081	$49,589	3.0%
Credit card revenues	—	328	(100.0)	—	986	(100.0)
Total revenues	17,258	16,929	1.9	51,081	50,575	1.0
Cost of sales	12,133	11,569	4.9	35,441	34,406	3.0
Selling, general and administrative expenses	3,853	3,704	4.0	11,140	10,686	4.3
Credit card expenses	—	106	(100.0)	—	333	(100.0)
Depreciation and amortization	569	542	4.8	1,648	1,603	2.8
Gain on receivables transaction	—	(156)	(100.0)	(391)	(156)	149.9
Earnings before interest expense and income taxes	703	1,164	(39.6)	3,243	3,703	(12.4)
Net interest expense	165	192	(14.1)	965	558	72.9
Earnings before income taxes	538	972	(44.6)	2,278	3,145	(27.6)
Provision for income taxes	197	335	(41.3)	827	1,107	(25.3)
Net earnings	$341	$637	(46.4)%	$1,451	$2,038	(28.8)%
Basic earnings per share	$0.54	$0.97	(44.4)%	$2.28	$3.09	(26.2)%
Diluted earnings per share	$0.54	$0.96	(44.3)%	$2.26	$3.06	(26.3)%
Weighted average common shares outstanding
Basic	631.3	654.8	(3.6)%	636.0	659.3	(3.5)%
Dilutive impact of share-based awards(a)	6.1	7.4		7.0	6.5
Diluted	637.4	662.2	(3.7)%	643.0	665.8	(3.4)%
(a) Excludes 2.4 million and 2.3 million share-based awards for the three and nine months ended November 2, 2013, respectively, and 0.6 million and 6.0 million share-based awards for the three and nine months ended October 27, 2012, respectively, because their effects were antidilutive.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	November 2, 2013	February 2, 2013	October 27, 2012
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $3, $130 and $800	$706	$784	$1,469
Inventory	10,376	7,903	9,533
Other current assets	2,071	1,860	1,846
Credit card receivables, held for sale	—	5,841	5,647
Total current assets	13,153	16,388	18,495
Property and equipment
Land	6,241	6,206	6,188
Buildings and improvements	30,257	28,653	27,800
Fixtures and equipment	5,535	5,362	5,280
Computer hardware and software	2,644	2,567	2,418
Construction-in-progress	958	1,176	1,365
Accumulated depreciation	(13,909)	(13,311)	(12,982)
Property and equipment, net	31,726	30,653	30,069
Other noncurrent assets	1,494	1,122	1,015
Total assets	$46,373	$48,163	$49,579
Liabilities and shareholders’ investment
Accounts payable	$8,806	$7,056	$8,050
Accrued and other current liabilities	3,623	3,981	3,631
Current portion of long-term debt and other borrowings	2,122	2,994	4,028
Total current liabilities	14,551	14,031	15,709
Long-term debt and other borrowings	12,665	14,654	14,526
Deferred income taxes	1,466	1,311	1,279
Other noncurrent liabilities	1,535	1,609	1,713
Total noncurrent liabilities	15,666	17,574	17,518
Shareholders’ investment
Common stock	53	54	55
Additional paid-in capital	4,403	3,925	3,854
Retained earnings	12,353	13,155	13,069
Accumulated other comprehensive loss
Pension and other benefit liabilities	(468)	(532)	(581)
Currency translation adjustment and cash flow hedges	(185)	(44)	(45)
Total shareholders’ investment	16,156	16,558	16,352
Total liabilities and shareholders’ investment	$46,373	$48,163	$49,579

Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 631,759,510, 645,294,423 and 654,465,209 shares issued and outstanding at November 2, 2013, February 2, 2013 and October 27, 2012, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at November 2, 2013, February 2, 2013 or October 27, 2012.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 2, 2013	October 27, 2012
Operating activities
Net earnings	$1,451	$2,038
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,648	1,603
Share-based compensation expense	81	74
Deferred income taxes	—	73
Bad debt expense(a)	41	141
Gain on receivables transaction	(391)	(156)
Loss on debt extinguishment	445	—
Noncash losses/(gains) and other, net	3	(15)
Changes in operating accounts:
Accounts receivable originated at Target	157	97
Proceeds on sale of accounts receivable originated at Target	2,703	—
Inventory	(2,461)	(1,615)
Other current assets	(210)	(98)
Other noncurrent assets	32	—
Accounts payable	1,744	1,193
Accrued and other current liabilities	(463)	(109)
Other noncurrent liabilities	(27)	122
Cash provided by operations	4,753	3,348
Investing activities
Expenditures for property and equipment	(2,839)	(2,338)
Proceeds from disposal of property and equipment	73	35
Change in accounts receivable originated at third parties	121	192
Proceeds from sale of accounts receivable originated at third parties	3,002	—
Cash paid for acquisitions, net of cash assumed	(157)	—
Other investments	111	86
Cash provided by/(required for) investing activities	311	(2,025)
Financing activities
Change in commercial paper, net	107	—
Additions to long-term debt	—	1,971
Reductions of long-term debt	(3,453)	(1,024)
Dividends paid	(734)	(635)
Repurchase of stock	(1,461)	(1,230)
Stock option exercises and related tax benefit	395	279
Other	—	(16)
Cash required for financing activities	(5,146)	(655)
Effect of exchange rate changes on cash and cash equivalents	4	7
Net (decrease)/increase in cash and cash equivalents	(78)	675
Cash and cash equivalents at beginning of period	784	794
Cash and cash equivalents at end of period	$706	$1,469

 (a) Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013, and bad debt expense on credit card receivables during the nine months ended October 27, 2012.
 Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended			Nine Months Ended
U.S. Segment Results (millions) (unaudited)	November 2, 2013	October 27, 2012	Change	November 2, 2013	October 27, 2012	Change
Sales	$16,925	$16,601	2.0%	$50,387	$49,589	1.6%
Cost of sales	11,849	11,569	2.4	34,916	34,406	1.5
Gross margin	5,076	5,032	0.9	15,471	15,183	1.9
SG&A expenses(a)	3,595	3,409	5.4	10,437	9,879	5.6
EBITDA	1,481	1,623	(8.8)	5,034	5,304	(5.1)
Depreciation and amortization	504	519	(3.1)	1,488	1,537	(3.2)
EBIT	$977	$1,104	(11.4)%	$3,546	$3,767	(5.9)%
 Note: Prior period results have been revised to reflect the combination of our historical U.S. Retail Segment and U.S. Credit Card Segment into one U.S. Segment.
(a)SG&A includes credit card revenues and expenses for all periods presented prior to the March 2013 sale of our U.S. consumer credit card portfolio to TD Bank. For the three and nine months ended November 2, 2013, SG&A also includes $184 million and $471 million, respectively, of profit sharing income from the arrangement with TD Bank.
EBITDA is earnings before interest expense, income taxes, depreciation and amortization.
EBIT is earnings before interest expense and income taxes.

		Three Months Ended October 27, 2012				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Three Months Ended November 2, 2013	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S.Retail Segment	U.S. Segment, as revised	Historical U.S. Retail Segment
Gross margin rate	30.0%	30.3%	—	pp	30.3%	(0.3)pp	(0.3)pp
SG&A expense rate	21.2	20.5	(0.9)		21.4	0.7	(0.2)
EBITDA margin rate	8.7	9.8	0.9		8.9	(1.1)	(0.2)
Depreciation and amortization expense rate	3.0	3.1	—		3.1	(0.1)	(0.1)
EBIT margin rate	5.8	6.6	0.8		5.8	(0.8)	—

		Nine Months Ended October 27, 2012				2013 U.S. Segment Change vs. 2012
U.S. Segment Rate Analysis (unaudited)	Nine Months Ended November 2, 2013	U.S. Segment, as revised	Impact of Historical U.S. Credit Card Segment(a)		Historical U.S. Retail Segment	U.S. Segment, as revised	Historical U.S. Retail Segment
Gross margin rate	30.7%	30.6%	—	pp	30.6%	0.1pp	0.1pp
SG&A expense rate	20.7	19.9	(0.9)		20.8	0.8	(0.1)
EBITDA margin rate	10.0	10.7	0.9		9.8	(0.7)	0.2
Depreciation and amortization expense rate	3.0	3.1	—		3.1	(0.1)	(0.1)
EBIT margin rate	7.0	7.6	0.9		6.7	(0.6)	0.3
Rate analysis metrics are computed by dividing the applicable amount by sales.
(a) Represents the impact of combining the historical U.S. Credit Card Segment and the U.S. Retail Segment into one U.S. Segment. Compared with the historical U.S. Retail Segment results for the same period, segment results, as revised, reflect lower SG&A rates and increased EBIT and EBITDA margin rates resulting from the inclusion of credit card profits, net of expenses, within SG&A compared with historical U.S. Segment results for the same period.

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Comparable sales change	0.9%	2.9%	0.5%	3.7%
Drivers of change in comparable sales:
Number of transactions	(1.3)	0.5	(1.5)	1.0
Average transaction amount	2.2	2.4	2.1	2.7
Selling price per unit	3.3	1.2	1.5	1.6
Units per transaction	(1.1)	1.2	0.6	1.0

The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Target Credit Cards	9.5%	8.0%	9.1%	7.6%
Target Debit Card	10.4	6.0	9.5	5.2
Total REDcard Penetration	19.9%	14.0%	18.6%	12.8%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	November 2, 2013	February 2, 2013	October 27, 2012	November 2, 2013	February 2, 2013	October 27, 2012
General merchandise stores	293	391	395	34,273	46,584	47,038
Expanded food assortment stores	1,245	1,131	1,130	160,891	146,249	146,087
SuperTarget stores	251	251	251	44,500	44,500	44,500
CityTarget stores	8	5	5	820	514	514
Total	1,797	1,778	1,781	240,484	237,847	238,139
(a) In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended				Nine Months Ended
Canadian Segment Results (millions)(unaudited)	November 2, 2013	October 27, 2012	Change		November 2, 2013	October 27, 2012	Change
Sales	$333	$—	n/a	%	$694	$—	n/a	%
Cost of sales	284	—	n/a		525	—	n/a
Gross margin	49	—	n/a		169	—	n/a
SG&A expenses(a)	221	72	206.2		621	154	304.1
EBITDA	(172)	(72)	138.2		(452)	(154)	194.1
Depreciation and amortization(b)	66	24	177.5		160	67	138.8
EBIT	$(238)	$(96)	147.9%		$(612)	$(221)	177.3%
 (a)SG&A expenses include start-up and operating expenses.
(b)Depreciation and amortization results from depreciation of capital lease assets and leasehold interests.  The lease payment obligation gave rise to interest expense of $20 million for the three months ended both November 2, 2013 and October 27, 2012, and $59 million and $58 million of interest expense for the nine months ended November 2, 2013 and October 27, 2012, respectively.

Canadian Segment Rate Analysis (unaudited)	Three Months Ended November 2, 2013	Nine Months Ended November 2, 2013
Gross margin rate	14.8%	24.4%
SG&A expense rate	66.6	89.5
EBITDA margin rate	(51.8)	(65.1)
Depreciation and amortization expense rate	19.7	23.1
EBIT margin rate	(71.5)	(88.2)

REDcard Penetration (unaudited)	Three Months Ended November 2, 2013	Nine Months Ended November 2, 2013
Target Credit Cards	1.4%	1.2%
Target Debit Card	1.5	1.4
Total REDcard Penetration	2.9%	2.6%

Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
General merchandise stores	91	—	10,325	—
 (a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	November 2,	October 27,		November 2,	October 27,
(unaudited)	2013	2012	Change	2013	2012	Change
GAAP diluted earnings per share	$0.54	$0.96	(44.3)%	$2.26	$3.06	(26.3)%
Adjustments	0.30	(0.06)		0.82	0.06
Adjusted diluted earnings per share	$0.84	$0.90	(6.0)%	$3.08	$3.12	(1.3)%

A detailed reconciliation is provided below.

(millions, except per share data) (unaudited)	U.S.	Canadian	Other		Consolidated GAAP Total
Three Months Ended November 2, 2013
Segment profit	$977	$(238)	$—		$739
Net interest expense	145	20	—		165
Reduction of beneficial interest asset	—	—	36		36
Earnings before income taxes	832	(258)	(36)		538
Provision for income taxes(b)	294	(76)	(21)	(e)	197
Net earnings	$538	$(182)	$(15)		$341
Diluted earnings per share(c)	$0.84	$(0.29)	$(0.02)		$0.54
Three Months Ended October 27, 2012
Segment profit	$1,104	$(96)	$—		$1,008
Net interest expense	172	20	—		192
Gain on receivables held for sale	—	—	(156)		(156)
Earnings before income taxes	932	(116)	156		972
Provision for income taxes(b)	337	(33)	31	(e)	335
Net earnings	$595	$(83)	$125		$637
Diluted earnings per share(c)	$0.90	$(0.13)	$0.19		$0.96

Nine Months Ended November 2, 2013
Segment profit	$3,546	$(612)	$—		$2,934
Net interest expense	462	59	445	(d)	965
Gain on receivables transaction(a)	—	—	(391)		(391)
Reduction of beneficial interest asset	—	—	82		82
Earnings before income taxes	3,084	$(671)	$(136)		$2,278
Provision for income taxes(b)	1,101	$(201)	$(74)	(e)	$827
Net earnings	$1,983	(470)	(62)		1,451
Diluted earnings per share(c)	$3.08	$(0.73)	$(0.10)		$2.26
Nine Months Ended October 27, 2012
Segment profit	3,767	(221)	—		3,547
Net interest expense	499	58	—		558
Gain on receivables held for sale	—	—	(156)		(156)
Earnings before income taxes	3,268	(279)	156		3,145
Provision for income taxes(b)	1,187	(80)	—	(e)	1,107
Net earnings	$2,081	$(199)	$156		$2,038
Diluted earnings per share(c)	$3.12	$(0.30)	$0.23		$3.06

Note: Our segment measure of profit is used by management to evaluate the return on our investment and to make operating decisions. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share, which excludes the impact of our 2013 Canadian market entry, adjustments related to the sale of our U.S. credit card receivables portfolio, favorable resolution of various income tax matters and the loss on early retirement of debt. We believe this information is useful in providing period-to-period comparisons of the results of our U.S. operations. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

 (a) Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.
(b) Taxes are allocated to our business segments based on estimated income tax rates applicable to the operations of the segment for the period.
(c) For the three and nine months ended November 2, 2013, average diluted shares outstanding were 637.4 million and 643.0 million, respectively, and for the three and nine months ended October 27, 2012, average diluted shares outstanding were 662.2 million and 665.8 million, respectively.
(d) Represents the loss on early retirement of debt.
(e) Includes the effect of resolution of income tax matters. The results for the three and nine months ended November 2, 2013 include a $14 million and $31 million tax benefit, respectively, for the reduction of the beneficial interest asset.  The results for the nine months ended November 2, 2013 also include a $144 million tax expense for the gain on receivables transaction and a $176 million tax benefit related to the loss on early retirement of debt. The results for the three and nine months ended October 27, 2012 also include a $57 million tax effect related to the gain on receivables held for sale.

Subject to reclassification